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                                                                  EXHIBIT 3.2.21

                                 AMENDMENT NO. 1
                         ASHFORD HOSPITALITY TRUST, INC.
                           AMENDED AND RESTATED BYLAWS

         This Amendment No. 1 to the Ashford Hospitality Trust, Inc. (the "Company") Amended and Restated Bylaws (this "Amendment") is dated and effective as of March 23, 2004.

         WHEREAS, the Company has previously adopted the Amended and Restated Bylaws (the "Bylaws");

         WHEREAS, the Bylaws currently require that the annual meeting be held not less than 30 days after delivery of the annual report;

         WHEREAS, the Board of Directors of the Company (the "Board") deems it in the best interests of the Company to provide for the annual meeting to be held not less than 15 days after delivery of the annual report;

         WHEREAS, the Board desires to amend the Bylaws.

         NOW, THEREFORE, the Board agrees that the Bylaws are hereby amended as follows:

         SECTION 1. AMENDMENTS.

         Section 1 of the Bylaws is amended and restated in its entirety as follows:

                           Section 1. Annual Meeting. The annual meeting of
                  stockholders shall be held upon reasonable notice and not less than 15 days after delivery of the annual report, at the principal office of Ashford Hospitality Trust, Inc. (the "Corporation") at ten o'clock a.m. unless a different hour, or place is fixed by the Board of Directors.

         SECTION 2. CONTINUED EFFECTIVENESS. The Bylaws, as amended hereby, remain in full force and effect. Any reference to the Bylaws from and after the date hereof shall be deemed to refer to the Bylaws as amended hereby, unless otherwise expressly stated.